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                                                                  Exhibit 10.1.1



         Schedule of Differences in Key Executive Employment Agreements

The Registrant's Employment Agreements with Eugene O'Donovan, Chairman of the Board of Directors, Chief Executive Officer and President, and Susan O'Donovan are the same in all material respects except that Mr. O'Donovan's salary is $5,000 more then Mrs. O'Donovan's salary, and Mrs. O'Donovan's title is Executive Vice President and Secretary.